Plan and Agreement of Merger

This Plan and Agreement of Merger (this “Agreement”) is made as of May 21, 2015 by Yida International Acquisition Limited, a Nevada corporation (“Merger Sub”) and a wholly-owned subsidiary of Yida International Holdings Limited, a British Virgin Islands corporation (“Parent”), with respect to the proposed merger between Merger Sub and China Shengda Packaging Group Inc., a Nevada corporation (“Listco”), pursuant to the provisions of the laws of the State of Nevada. Merger Sub and Listco shall be referred to herein as the “Constituent Corporations.”

Recitals:

A. Parent, Merger Sub and other entities and individuals are parties to that certain Contribution and Subscription Agreement dated as of May 21, 2015 (the “Contribution Agreement”).

B. Under the Contribution Agreement, upon completion of the Contribution (as defined in the Contribution Agreement), Parent will hold 90% or more of the issued and outstanding shares of common stock of Listco, which will be assigned and transferred to Merger Sub immediately after the completion of the Contribution.

C. The Contribution Agreement requires that within three (3) business days following the completion of the Contribution and certain other conditions, Merger Sub will merge with and into Listco (the “Merger”), with Listco being the surviving corporation in the Merger (the “Surviving Corporation”), which will result in Listco being a wholly-owned subsidiary of Parent.

D. In order to effectuate the terms of the Contribution Agreement, the Board of Directors of Merger Sub have adopted this Agreement pursuant to Section 92A.180.2 of the Nevada Revised Statutes (“NRS”), which shall be effective upon completion of the Contribution.

Agreement:

Now, Therefore, Merger Sub hereby sets forth the following as the plan of the merger of Merger Sub with and into Listco:

1. Constituent Corporations, Merger, and the Surviving Corporation.

(a) Subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into Listco pursuant to the provisions of NRS 92A.180 and Listco shall be the surviving corporation and Merger Sub shall be predecessor to Listco in the Merger in accordance with NRS 92A.005, et seq. The Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of Nevada or such later time as stated in the Articles of Merger (the “Effective Time”).

(b) At the Effective Time, by virtue of the Merger, (i) all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, (ii) all property, real, personal, and mixed, (iii) all debts due on whatever account, including choices in action, and (iv) all and every other interest of or belonging to or due to each of Merger Sub and Listco shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The Surviving Corporation shall be responsible and liable for all of the liabilities and obligations of each of Merger Sub and Listco, all with the full effect provided for under applicable law.

(d) The Articles of Incorporation of Listco in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the NRS.

(e) The Bylaws of Listco in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended, or repealed.

(f) The directors of Listco in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their resignation or removal and the election and qualification of their successors in accordance with the Bylaws of the Surviving Corporation.

(g) The officers of Listco in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation holding the offices in the Surviving Corporation that they then hold in Listco until their successors are elected or appointed in accordance with the Bylaws of the Surviving Corporation and shall have been duly qualified.

(h) The form of certificate representing the shares of common stock of Listco in effect immediately prior to the Effective Date shall be the form of certificate representing the shares of common stock of the Surviving Corporation.

(i) The parties intend that the Merger be a tax-free reorganization as defined in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and that all tax attributes of Listco, including Listco’s taxpayer identification number, shall carry over to the Surviving Corporation, subject to any limitations under the Code.

2. Conversion of Stock. At the Effective Time:

(a) Each share of common stock of Listco issued and outstanding immediately prior to the Effective Time, except for shares of Listco held by Listco, Parent, Merger Sub or any contributing stockholders as provided under the Contribution Agreement (the “Excluded Shares”), shall be converted into the right to receive US$7.25 in cash (the “Merger Consideration”).

(b) At the Effective Time, all shares of common stock of Listco converted into the right to receive the Merger Consideration (i) shall no longer be outstanding, (ii) shall be automatically cancelled, and (iii) shall revert to the status of authorized but unissued shares of Listco. Each stock certificate (or evidence of book entry form) representing any shares of common stock of Listco, except for the Excluded Shares, shall cease to represent any rights thereto except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such stock certificate or evidence to the Paying Agent (as defined below).

(c) All Excluded Shares shall be automatically cancelled and cease to exist as of the Effective Time, without any conversion thereof or payment or distribution shall be made with respect thereto. Each stock certificate (or evidence of book entry form) representing any Excluded Shares shall cease to represent any rights with respect to the Surviving Corporation or any of the Constituent Corporations.

(d) The share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and non-assessable share of common stock of Listco.

(e) As promptly as possible after the Effective Time, Listco shall (i) engage a paying agent (the “Paying Agent”), (ii) cause the Paying Agent to disseminate a letter of transmittal to Listco’s stockholders entitled to receive Merger Consideration, and (iii) cause the Paying Agent to pay the Merger Consideration, net of any applicable withholding taxes, to Listco’s stockholders entitled to receive the Merger Consideration accordance with this Agreement and applicable law.

(f) As promptly as reasonably practicable following the Effective Time, Parent and Listco shall (i) cause the Surviving Corporation to request NASDAQ to suspend the trading of the Listco Common Stock (as defined in the Contribution Agreement) on the NASDAQ Capital Market and (ii) file or cause to be filed with the Securities and Exchange Commission the relevant forms and other documents to (A) suspend Listco’s status as a reporting company under the Securities Exchange Act of 1934, as amended, and (B) terminate the registration of the Listco Common Stock under the Securities Act of 1933, as amended.

3. Conditions Precedent. The obligations of the parties to effect the Merger shall be subject to (a) consummation of the Contribution, the Subscription (as defined in the Contribution Agreement), and certain other conditions to the Merger as contemplated by the Contribution Agreement and (b) the Contribution Agreement remaining in full force and effect prior to the Effective Time.

4. Amendment, Restatement, and Cancelation. This Agreement may be amended, restated, or canceled by the Board of Directors of Merger Sub at any time prior to the Effective Time.

5. Dissenters’ Rights. Listco’s stockholders entitled to receive Merger Consideration shall not be entitled to any dissenter’s rights in accordance with the provisions of NRS 92A.390.1(a).

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

7. Further Assurances. From time to time after the Effective Time as and when requested by the Surviving Corporation and to the extent permitted by law, the officers and directors of each of Listco and Merger Sub last in office shall execute and deliver such assignments, deeds, and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Surviving Corporation title to and possession of all of the assets, rights, franchises, and interests of each of Listco and Merger Sub in and to every type of property (real, personal and mixed) and chooses in action, and otherwise to carry out the purposes of this Agreement. The proper officers and directors of the Surviving Corporation are fully authorized to take any and all such actions in the name of Listco or Merger Sub or otherwise.

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THIS AGREEMENT HAS BEEN ADOPTED BY THE BOARD OF DIRECTORS OF MERGER SUB TO BE EFFECTIVE UPON THE EFFECTIVE TIME OF THE CONTRIBUTION AS PROVIDED IN THE CONTRIBUTION AGREEMENT.

/s/ Nengbin Fang Nengbin Fang, Director of Yida International Acquisition Limited